LKE PROPRIETARY

                     INTEGRATION SUPPORT SERVICES AGREEMENT


This SUBCONTRACT ILS/LKE-SC-9812-539, is entered into effective 1 January 1999, by and between LOCKHEED-KHRUNICHEV-ENERGIA INTERNATIONAL, INC. (hereinafter referred to as "LKE" or "Customer"), a corporation organized and operating under the laws of the State of Delaware, having offices at 101 W. Broadway, Suite 2000, San Diego, California 92101 and INTEGRATED SPACE SYSTEMS. INC., (hereinafter referred to as "ISS" or "Contractor"), having offices at 7940 Silverton Avenue, Suite 202, San Diego, California 92126.

                                     PURPOSE
                                     -------

The purpose of this Subcontract ILS/LKE-SC-9812-539 together with its exhibits is to govern the purchase by LKE from ISS and sale to LKE by ISS the following services for personnel supporting LKE in San Diego, or elsewhere, as defined in this Agreement and all exhibits hereto.

                                    RECITALS
                                    --------

WHEREAS, LKE has the exclusive rights for the marketing and sales of Proton Launch Services for Non-Russian commercial satellites;

WHEREAS, LKE is in the business of providing commercial launch services utilizing the Russian Proton Space Launch Vehicle; and

WHEREAS, LKE provides for the integration of customer-owned satellites on the Proton Launch Vehicle; and

WHEREAS, ISS has the capability to support these integration services;

NOW THEREFORE, the Parties agree as follows:

                                    ARTICLE 1
                                   DEFINITIONS

As used herein, the following terms shall have the meanings set forth below:

1.1 "Affiliate" means any person or legal entity, other than the Parties hereto, who or which shall, directly or indirectly, control, be controlled by or act on behalf of a Party in the performance of this Agreement, including but not limited to customers, employees, suppliers, subcontractors, agents, owners, shareholders and subsidiaries. This definition is for identification purposes only and shall not be interpreted as creating any privity of contract or legal relationship/obligation between the Affiliates of one Party and the other Party or its Affiliates.

1.2 "Agreement' means this instrument and all exhibits described herein and all amendments that may be agreed to by the Parties in accordance with the terms and conditions of this instrument.

1.3 "Assistance" means the support services to be provided by Contractor as defined in the statement of work incorporated herein.

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1.4      "Party" or "Parties" means the Contractor or the Customer or both, according to the context.

1.5 "Subcontractor" means a person, firm, corporation, government agency or other legal entity which has an agreement with the Contractor to provide all or a portion of the services in connection with this Agreement.

                                    ARTICLE 2
                              CONTRACTUAL DOCUMENTS

2.1 Exhibits. The following documents, hereby attached to this instrument as Exhibits, are incorporated herein by reference and made a part hereof as if fully set forth:

         a. Exhibit A - Statement of Work, Fixed Price Mission Integrator Support, dated 7 December 1998.

2.2 Order of Precedence. In the event of any conflict or inconsistency between or among the provisions of the various parts of this Agreement including the Exhibits attached hereto and incorporated into this Agreement, such conflict or inconsistency shall be resolved by giving precedence to the provisions of this Agreement, less the Exhibits hereto, then to the attached and incorporated Exhibits in the order listed in Paragraph 2.1 herein, and then to any documents referred to and incorporated into said Exhibits.

2.3 Supersession. This Contract constitutes the definitive agreement contemplated by the documents listed below which are hereby superseded in their entirety. The actions taken in accordance with the authorizations contained in such documents, and payments made thereunder shall be considered as actions performed under, and payments made against the price of, this Contract: None.


                                    ARTICLE 3
                              PERIOD OF PERFORMANCE

3.1 Contractor's performance under this Agreement shall commence on or about 1 January 1999, and shall complete all performance on or before 31 December 1999.

3.2 LKE has the option to extend this Agreement beyond this period of performance. Extension(s) requires fourteen (14) days prior notification to Contractor. An extension(s) shall be considered a change within the scope of the CHANGES Article of this Agreement; however, the price per hour shall be negotiated.


                                    ARTICLE 4
                       CONTRACTOR AND CUSTOMER OBLIGATIONS

4.1 Scope of Supply. Contractor shall provide the Mission Integrator Support and Mission Integration Support as defined in this Agreement and Exhibit A hereto. LKE shall be responsible for meeting all of its obligations established in accordance with the terms of this Agreement.

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                                    ARTICLE 5
                                      PRICE

5.1 LKE shall pay to Contractor the sums indicated below for the performance of the Work under this Agreement. Contractor shall be entitled to payment by LKE in accordance with the provisions of Article 6 entitled "PAYMENTS."

             For Exhibit A: Firm Fixed Price of    $ 158,058.00

5.2 Price redetermination for additional hardship compensation of mission integrator will require LKE Mission Manager's prior approval. This hardship would entail working seven continuous days or more at the Baikonur Launch Site. In addition, the maximum amount of overtime allowed and reimbursable is twenty hours per week. The compensation for this hardship would be twenty-nine dollars ($29.00) an hour over and above the Firm Fixed Price in Paragraph 5.1 above for all hours compensated.

5.3 The Prices stated herein include all applicable duties, taxes and other levies the Contractor is required to pay in the performance of its obligations under this Agreement.


                                    ARTICLE 6
                                    PAYMENTS

6.1 Payment Schedule. Payment of the total price for the Services required under this Agreement shall be made in accordance with the following payment schedule:

         For Exhibit A: Monthly payments of $13,171.50 each, starting 31 January 1999, and ending on 31 December 1999.

         For Paragraph 5.2 above, hardship compensation will be accounted for and invoiced separately.

6.2 Invoices. All payments in connection with this Agreement shall be made on their respective due dates, or within thirty (30) days of Customer's receipt of the corresponding invoice, whichever is later. ISS will submit an original invoice to:

                   Lockheed-Khrunichev-Energia International, Inc.
                   101 W. Broadway, Suite 2000
                   San Diego, CA 92101
                   Attention:  Michael Andranovich

         Each invoice shall cite this Agreement Number ILS/LKE-SC-9812-539.

6.3 Reimbursement for Travel Expenditures. Contractor will be responsible for their own travel arrangements, if required, to locations including Denver, Colorado and Moscow, Russia. LKE shall reimburse Contractor for actual, necessary and reasonable transportation and subsistence associated with travel for support of the mission integration activity. Air transportation shall not exceed Business Class airfare. When requesting reimbursement under this paragraph, Contractor shall submit a separate invoice to LKE, detailing the dates, and expenditures and shall attach receipts thereto for all expenditures greater than fifty dollars ($50.00). LKE shall reimburse Contractor for the actual

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         expenses incurred, without Contractor's mark-up. Contractor travel and subsistence expenses may be invoiced with the monthly request for payment in each monthly period in which actual travel expenses are incurred.

6.4 Manner and Payment Location. All payments in connection with this Agreement shall be made via check directly payable to "Integrated Space Systems" and sent to:

         Integrated Space Systems, Inc.
         Attention: Financial Department
         7940 Silverton Ave, Suite 202
         San Diego, California 92126

6.5 Currency. All payments in connection with this Agreement shall be made in U.S. dollars.


                                    ARTICLE 7
                            REPORTS AND DOCUMENTATION

7.1 Contractor shall prepare and submit reports as required by LKE and submit a final report within fifteen (15) days after Contractor personnel have completed their work on each separate activity directed under this Agreement.

7.2 Unless otherwise notified, all reports and documentation shall be sent to the address indicated in the Article 21 entitled "NOTICES."


                                    ARTICLE 8
                             GOVERNMENTAL APPROVALS

8.1 Parties Respective Obligations and Mutual Assistance. Unless otherwise specified in this Agreement, each Party is responsible for obtaining all governmental approvals from any governmental authority which has jurisdiction and authority to require such approvals, necessary to carry out such Party's respective obligations in accordance with this Agreement. Each Party shall, however, cooperate and provide the other Party upon request and without cost all reasonable and necessary assistance in obtaining any and all governmental approvals which the requesting Party may be required to obtain pursuant to this Agreement.


                                    ARTICLE 9
                               RIGHT OF OWNERSHIP

9.1 Contractor's Property. Customer acknowledges that at no time shall it have any right of ownership of, or any other right in, or title to, the property of Contractor or its Affiliates, and that such property shall at all times be considered the property of Contractor or its Affiliates, as the case might be.

9.2 Customer's Property. Notwithstanding the fact that Contractor may from time to time have possession and control of property owned by Customer or its Affiliates, Contractor acknowledges that at no time shall it have any right of ownership of, or any other right in or title to, such property, and that such property shall at all times be considered the property of customer or its Affiliate, as the case might be.

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                                   ARTICLE 10
                    INTER-PARTY LIABILITY AND INDEMNIFICATION

10.1     Reciprocal Waiver of Liability

         LKE represents and warrants, with respect to launch services agreements it has executed and delivered, and hereby agrees, with respect to future launch services agreements, that it has agreed to and will agree to no-fault, no-subrogation reciprocal waivers of liability whereby LKE and each customer to such launch services agreement (the "Customer") agree to not to bring any claim against or sue each other or the other's contractors, subcontractors, and suppliers at any tier and other related third parties involved in the performance of the launch services agreement (the "Related Third Parties") for any property damage it incurs or for any bodily injury to or property damage incurred by its own employees resulting from activities carried out under the launch services agreement irrespective of whether such property damage or bodily injury is caused by LKE, its Customer of either Party's respective Related Third Party and regardless of whether such property damage or bodily injury arises through or is alleged to arise through negligence or otherwise (each, a "Reciprocal Waiver of Liability").

         LKE and ISS hereby agree to a reciprocal waiver of liability pursuant to which each party agrees not to bring a claim in arbitration or otherwise sue the other Party for any property loss or damage it sustains and any property loss or damage, personal injury, including death, sustained by any of its employees, arising in any manner in connection with the performance of or activities carried out pursuant to this subcontract. Such waiver of liability shall also extend to any indirect, special, incidental or consequential damages or other loss of revenue or business injury or loss.

         Claims of liability are hereby waived and released regardless of whether loss, damage or injury arises from the acts or omissions, negligent or otherwise, of either Party. This waiver of liability shall extend to: (a) all theories of recovery, including in contact for property loss of damage, tort, product liability and strict liability; and (b) the successor and assigns, whether by subrogation or otherwise, of both Parties. Each Party shall obtain a waiver of subrogation and release of any rights of recover against the other Party from any insurer providing coverage for the risks of loss for which the Party hereby waives claims of liability against the other Party.

10.2     Flow-Down by LKE

         Pursuant to each Reciprocal Waiver of Liability, LKE has agreed to and will in the future extend the provisions of such Reciprocal Waiver of Liability to its Related Third Parties requiring such Related Third Parties to agree not to bring any claims against or sue LKE's Customers, its Customers Related Third Parties or other LKE's Related Third Parties.

10.3     ISS Agreement and Flow-Down

         In furtherance of the foregoing, ISS hereby agrees not to bring any claim against or sue, and to cause each of its contractors, subcontractors and suppliers at any tier and other related parties (the "ISS Related Third Parties") not to bring any claim against or sue, LKE, LKE's Customers, their Related Third Parties and other LKE Related Third Parties and agrees to be responsible for and to absorb the financial and any other consequences of any property damage it incurs or for any bodily injury or property damage incurred by its own


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         employees resulting from activities carried out under this Agreement, irrespective of whether such property damage of bodily injury is caused by LKE's Customers or other LKE Related Third Parties and regardless of whether such property damage or bodily injury arises through negligence or otherwise (each, an "ISS Reciprocal Waiver of Liability").

10.4     LKE Indemnity

         LKE hereby agrees to defend, indemnify and hold harmless ISS and ISS Related Third Parties from and against any claim brought against them by LKE's Customers, their Related Third Parties or LKE Related Third Parties other than ISS Related Third Parties arising from the failure by LKE to extend a Reciprocal Waiver of Liability to any Customer or LKE Related Third Party with which it is in contractual privity or to require that such persons extend the Reciprocal Waiver of Liability to their respective Related Third Parties or the unenforceabilty or invalidity of any reciprocal waiver of liability.

10.5     ISS Indemnity

         ISS hereby agrees to defend, indemnify and hold harmless LKE and LKE's Customers and the Related Third Parties of LKE and its Customers from and against any claim brought against them by ISS Related Third Parties arising from the failure by ISS to extend an ISS Reciprocal Waiver of Liability to any ISS Related Third Party with which it is in contractual privity or to require that such ISS Related Third Parties or the unenforceabilty or invalidity of any reciprocal waiver of liability.


                                   ARTICLE 11
                         CONDITIONS FOR INDEMNIFICATION

11.1 Conditions. The rights to indemnification provided in this Agreement shall be subject to the observance of the following conditions:

         a. The Party seeking indemnification shall promptly advise the other Party of the filing of any suit, or of any written or oral claim, alleging an infringement of rights or incurrence of damages which it may receive in connection with this Agreement.

         b. The Party seeking indemnification shall take no steps in a dispute with a third party, nor shall it reach a compromise with such third party, without the prior written approval of the other Party, which approval shall not be unreasonably withheld or delayed.

11.2 Defend and Pay Costs. The Party required to hold the other harmless shall assist and assume, when not contrary to the governing rules of procedure, the defense of any claim or suit or settlement thereof, and shall take all other reasonable steps to avoid, settle or otherwise terminate the dispute, and shall pay all litigation and administrative costs and expenses incurred in connection with the defense of any such suit, shall satisfy any judgments rendered by a court of competent jurisdiction in such suits, and shall make all settlement payments.

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                                   ARTICLE 12
                     TERMINATION BY CUSTOMER FOR CONVENIENCE

12.1 Right to Terminate. Customer may, in accordance with this Article 12, terminate this Agreement in its sole discretion at any time.

12.2 Termination Notice. Termination of this Agreement in accordance with this Article 12 shall take place only if Customer gives written notice of termination to Contractor.

12.3 Termination Date. The effective termination date of this Agreement in accordance with this Article 12 shall be the latter of either the termination date specified in the Customer's written notice of termination or the date of Contractor's receipt of Customer's written notice of termination.

12.4 Cessation of Work. On the termination date of this Agreement in accordance with this Article 12, Contractor shall promptly cease work by taking all reasonable actions to wind down work in progress and refrain from additional work in connection with this Agreement.

12.5 Right to Compensation. Upon termination of this Agreement in accordance with this Article 12, Contractor shall be entitled to retain amounts paid and currently due as of the effective date of termination, including any commitments, liabilities or expenditures which arise by reason of the termination of this Agreement.


                                   ARTICLE 13
                              TERMINATION FOR CAUSE

13.1 Right to Terminate. Either Party shall have the right to terminate this Agreement in the event that any action or inaction by the other Party constitutes a material breach of this Agreement, provided that such other Party fails to cure the material breach or propose a mutually acceptable cure within five (5) days of receipt of a written notice thereof from the Party claiming the material breach.

13.2 Termination Notice. Termination of this Agreement in accordance with this Article 13 shall take place upon provision of written notice of termination.

13.3 Termination Date. The effective termination date of this Agreement in accordance with this Article 13 shall be the latter of either the termination date specified in the written notice of termination or the date of receipt of written notice of termination.

13.4 Claim for Future Payments. Upon the effective date of termination by Customer, Contractor shall have no claim for any further payment, including payments already invoiced but not paid in accordance with
         Article 6, entitled "PAYMENTS." In the event of termination by Contractor under this Article 13, Contractor shall be entitled to the payments made under Article 6, and if Contractor believes their cost are in excess of the amounts already paid to them then Customer and Contractor shall negotiate an equitable adjustment for such supported excess costs.

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13.5     Return of Amounts Previously Paid. If this Agreement is terminated by
         Customer as provided in this Article 13, Contractor shall, subject to
         Article 18, entitled "DISPUTE NEGOTIATION," refund all payments paid by Customer in accordance with Article 6, entitled "PAYMENT," or if any amount remains in dispute then the amount as determined in accordance with Article 18, and Article 19, entitled "ARBITRATION" shall be refunded to Customer.

13.6 Completed and Partially Completed Deliveries. If this Agreement is terminated by Customer as provided in this Article 13, Contractor shall be entitled to the price set forth in this Agreement for all accepted and delivered documents and services.


                                   ARTICLE 14
                             LIMITATION OF LIABILITY

14.1 In no event shall either Party be liable to the other, whether in contract, tort or otherwise for special, incidental, indirect, or consequential damages, including, without limitation, lost profit or revenues.


                                   ARTICLE 15
                        PROPRIETARY INFORMATION AND DATA

15.1 Non-Disclosure Agreement. The Parties agree to protect the proprietary information of the other in accordance with the provisions the Non-Disclosure Agreement between the Parties signed 17 April 1997.


                                   ARTICLE 16
                                    LANGUAGE

16.1 Language. This agreement shall be officially maintained in the English language. All communications between the Parties in connection with this Agreement, including but not limited to documentation, notices, reports and correspondence, shall be in the English language.

16.2 Titles and Headings. Titles and headings to Articles, Sections or Paragraphs in this Agreement are inserted for convenience of reference only and are not intended to affect the interpretation or construction of this Agreement.

16.3 Tense and Gender. In this Agreement, words in the singular include the plural and vice-versa, and words imparting the masculine gender include the feminine or neuter genders where the context so requires.


                                   ARTICLE 17
                                  GOVERNING LAW

17.1 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of California exclusive of that jurisdiction's choice of law rules.

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                                   ARTICLE 18
                               DISPUTE NEGOTIATION

18.1 Negotiation. In the event of any controversy or claim arising out of or relating to this Agreement or the breach thereof, the Parties shall use their best efforts to settle such controversy or claim through negotiation with one another in good faith.


                                   ARTICLE 19
                                   ARBITRATION

19.1 Administration and Rules. If any disputes arising in connection with this Agreement fails to be resolved through negotiation or mediation within a period of twenty (20) days, such disputes shall be finally settled by arbitration in accordance with the terms and conditions of this Article. Arbitration proceedings in connection with this Agreement will be conducted in accordance with the rules of the American Arbitration Association in accordance with its then in effect Commercial Arbitration Rules, together with any relevant supplemental rules, as modified by the terms and conditions of this Agreement.

19.2 Language. Arbitration proceedings in connection with this Agreement shall be conducted in the English language.

19.3 Selection of Arbitrators. Arbitration proceedings in connection with this Agreement shall be conducted before a panel of three (3) arbitrators. LKE and Contractor shall each select an arbitrator, and these two arbitrators shall jointly select the third.

19.4 Locale of Meetings. All meetings for arbitration proceedings in connection with this Agreement shall be held in the San Diego Area in the State of California, USA, or at such other place as may be selected by mutual agreement of all Parties.

19.5 Award and Judgment. The arbitrators shall have no authority to award punitive damages or any other damages not measured by the prevailing Party's actual damages, and may not, in any event, make any ruling, finding or award that does not conform to the terms and conditions of this Agreement. Subject to the foregoing, the Parties agree that the judgment of the arbitrators shall be final and binding upon the Parties, and that judgment upon the award rendered by the arbitrators may be entered in any court having jurisdiction thereof.

19.6 Confidentiality. No Party or arbitrator may disclose the existence, content, or results of any arbitration proceedings in connection with this Agreement without prior written consent of all Parties to the arbitration proceeding.

19.7 Fees and Expenses. The Arbitrators shall apportion all fees and expenses of any arbitration proceedings in connection with this Agreement between the Parties. However, each Party shall bear the expense of its own counsel, experts, witnesses, and preparation and presentation of evidence.

19.8 Performance. Contractor and Customer shall continue with performance under this Agreement during any disagreement, negotiation, or arbitration. Customer shall continue to make payments due under this Agreement pending resolution of the dispute pursuant to this section. At Customer's election, such payments may be made into an escrow

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         account at a recognized California third party financial institution under terms to be agreed upon by the Parties.


                                   ARTICLE 20
                                   ASSIGNMENT

20.1 Conditions. No Party may transfer or assign any or all of its rights, duties and obligations in connection with this Agreement to any other person or legal entity, including but not limited to a partnership, joint venture, corporation, association or governmental agency, unless such transfer or assignment is either specifically authorized in this
         Article 20 or the other Party gives its prior written consent, which shall not be unreasonably withheld.

20.2 Successors and Assigns. This Agreement shall be binding on and inure to the benefit of the Parties and their successors and assigns, provided no assignment shall be made contrary to the requirements of this
         Article 20.


                                   ARTICLE 21
                                     NOTICES

21.1 Notices. Any notice or communication required or permitted in connection with this Agreement shall be in writing, and shall be either personally served on any officer of the recipient Party, or sent by facsimile, telex or registered mail with postage prepaid, to the following respective addresses: a. To Customer:

                 Lockheed-Khrunichev-Energia International, Inc.
                           101 W. Broadway, Suite 2000
                               San Diego, CA 92101
                       Attention: Mr. Michael Andranovich
                              Phone: (619) 645-6436
                            Facsimile: (619) 645-6500

         b.   To Contractor:
                         Integrated Space Systems, Inc.
                        7940 Silverton Avenue, Suite 202
                           San Diego, California 92126
                          Attention: Mr. Jack Rubidoux
                              Phone: (619) 684-3570
                            Facsimile: (619) 693-6932

21.2 Authority to Proceed for Task Orders. All Task Orders issued by LKE must be countersigned by Contracts Department to be valid and enforceable.

21.3 Effective Date. The effective date of any notice or communication sent in accordance with this Article 21 shall be the date of receipt if such notice or communication is personally served or sent via facsimile or telex; or if such notice is sent by registered mail with postage prepaid, the effective date shall be the earlier of (a) the date of receipt or (b) five (5) calendar days after the date such notice or communication is deposited with an applicable postal service.

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                                   ARTICLE 22
                                     CHANGES

22.1 Change Direction. Customer may at any time, through written notification, require a reduction or addition of work, or otherwise require changes within the scope of this Agreement. If such change causes an increase or decrease in the cost or, or the time required for performance of, this Agreement, or otherwise affects any other provision of this Agreement, an equitable adjustment shall be made in the Price or time for performance, or both, or in such other provisions of this Agreement as may be affected, and the Agreement shall be modified in writing accordingly.

22.2 Change Proposals. Within ten (10) days from the receipt by Contractor of the notification of change, or such other time as agreed by the Parties, Contractor shall submit its proposal for equitable adjustment in writing to the Customer. Such proposal shall set forth a description of the effort required by the changes, a description of any products or components that will be made excess due to the change, the proposed adjustments to Price or schedule or other affected provisions of this Agreement and a justification for the proposed change in Price.

22.3 Contractor Notification. In the event that Contractor perceives that any action or inaction on the part of LKE constitutes a change to this Agreement, Contractor shall so notify LKE in writing within ten (10) days of the occurrence of such action or inaction. Such notification by Contractor shall specifically state the action or inaction that constitutes a change, the impact to this Agreement and any terms and conditions and shall also contain a proposal for an equitable adjustment in the Price of schedule or other affected provisions of this Agreement. LKE shall respond to Contractor within seven (7) days of receipt of Contractor's notification, and shall either confirm that the action or inaction constitutes a change to the proposal and proceed with modifying this Agreement per Paragraph 22.2 above, or LKE shall advise that it does not consider such stated action or inaction to constitute a change to this Agreement. In the event that the Parties fail to agree whether the action or inaction constitutes a change, it shall be considered a Dispute under Article 18 entitled "DISPUTE NEGOTIATION."


                                   ARTICLE 23
                               PARTIAL INVALIDITY

23.1 Interpretation. Whenever possible, each provision of this Agreement shall be interpreted in such a way as to be effective, valid and enforceable under applicable law.

23.2 Severability. If for any reason a provision of this Agreement is held to be ineffective, invalid or unenforceable under applicable law, then such provision shall be ineffective, invalid or unenforceable only to the extent of such prohibition or impairment under applicable law, without rendering ineffective, invalid or unenforceable the remainder of such provision or other provisions of this Agreement.

23.3 Replacement. If for any reason a provision of this Agreement is held to be ineffective, invalid or unenforceable under applicable law, then such provision shall be replaced by a mutually acceptable provision which, being effective, valid and enforceable, comes closest to the intention of the Parties underlying the ineffective, invalid or unenforceable provision.

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                                   ARTICLE 24
                               EXPORT REQUIREMENTS

24.1 Contractor and Customer agree that all exports of goods and data made pursuant to this Agreement shall be in strict compliance with all laws, rules and regulations of the United States regarding exportation and re-exportation of technical data including the United States Department of State International Traffic in Arms Regulations (ITAR) and the export regulations of the United States Department of Commerce.


                                   ARTICLE 25
                          PUBLIC RELEASE OF INFORMATION

25.1 Except as required by law or regulation, no news release, public announcement, or advertising material concerned with this Agreement shall be issued by either Party without prior written consent of the other Party. Such consent shall not be unreasonably withheld. All releases shall be coordinated between both Parties.


                                   ARTICLE 26
                                     WAIVER

26.1 No Waiver. No waiver, alteration or modification of any of the provisions of this Agreement shall be binding on either Party unless evidenced by a written notice or amendment signed by an authorized representative of the Party to be bound. Failure by either Party to insist on performance of any of the terms or conditions herein, or the exercise of any right or privilege, or the waiver of any breach hereunder shall not thereafter operate to waive any other terms, conditions, privileges, or breaches whether of the same or similar kind.


                                   ARTICLE 27
                                   AMENDMENTS

27.1 Amendments. Unless specified elsewhere in this Agreement, this Agreement may not be modified except by written amendment agreed upon by both Parties and signed by duly authorized representatives of both Parties.

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                                 LKE PROPRIETARY


                                   ARTICLE 28
                                ENTIRE AGREEMENT

28.1 Entire Agreement. This Agreement supersedes all communications, negotiations, and other agreements either written or oral, relating to the subject matter of this Agreement and made prior to the effective date of this Agreement, unless the same are expressly incorporated by reference into this Agreement.

IN WITNESS WHEREOF, the Parties hereto have caused this Agreement to be executed in duplicate as of the day and year set forth above.


INTEGRATED SPACE SYSTEMS, INC.               LOCKHEED KHRUNICHEV ENERGIA
                                             INTERNATIONAL INC.


By:  /s/ Philip E. Smith                     By: /S/ Michael Andranovich
     -------------------------                   -------------------------------
                                                 Michael Andranovich
Title: President
       -----------------------               Title: Manager, Business Operations
                                                    ----------------------------
Date: 10 December 1998
      ------------------------               Date: 9 December '98
                                                   -----------------------------


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                                 LKE PROPRIETARY



                                    EXHIBIT A

                                STATEMENT OF WORK

                                       TO

                                     PERFORM

                         INTERNATIONAL LAUNCH SERVICES
                          MISSION INTEGRATION SUPPORT


                              DATED 7 DECEMBER 1998


                                     BETWEEN


                         INTEGRATED SPACE SYSTEMS INC.
                          7940 Silverton Ave. Suite 202
                           San Diego, California 92126

                                       AND

                          LOCKHEED MARTIN CORPORATION
                         INTERNATIONAL LAUNCH SERVICES
                          101 WEST BROADWAY, Suite 2000
                           San Diego, California 92101




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                                 LKE PROPRIETARY


1.0 Scope
---------

This STATEMENT OF WORK includes all tasks, material acquisition and facility definitions required to be performed by ISS in support of PROGRAM. ISS shall provided engineering technical analysis in support of the International Launch Services departments.


2.0 Tasks Description for Mission Integrator
--------------------------------------------

2.1 Requirements

Each Engineer must possess a broad knowledge of spacecraft to launch vehicle interfaces. These interfaces will included: mechanical / electrical interfaces, adaptor structures, with analysis in the areas of thermal, dynamics, performance, separation, and experience in launch base operations / processing.

2.2 Responsibilities

o Coordination of Khrunichev analyses and design tasks in support of the Launch Vehicle interface.

o Preparation and participation in all technical meetings and design reviews domestically and in Moscow.

o    Maintain ICD's, action item lists and program schedules.

o    Participate in pre-launch campaign support in Moscow.

2.3 Unique Responsibilities

o    Participate in launch campaign support at the launch site, Baikonur
     Cosmodrome.


3.0 Individuals Assigned as Mission Integrators
-----------------------------------------------

The following individual has been assigned under this Contract as Mission
Integrator:
Ms. Kani Eding

LKE may at its discretion request a change in the above individual with a thirty day notice.

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